Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

August 2012 Performance Update

The Frontier Fund Supplement Dated August 31, 2012 to Prospectus Dated April 30, 2012 and the Supplement

dated August 17, 2012.

The Frontier Fund Class 3

T H E   F RO N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

August performance for the various Series of The Frontier Fund is detailed below:*

	August 31, 2012	August 31, 2012	NAV / Unit
The Frontier Fund Class 3	MTD	YTD
Balanced Series-3a	0.76%	4.77%	$134.48
Long/Short Commodity Series-3	4.05%	3.50%	$167.63

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of August 31, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(216,056.85)
Unrealized trading gain (loss)	267,210.24
Less: Commissions	(5,865.50)
Less: Trading Fee paid to Managing Owner	(2,703.97)
Interest income	5,415.93

Total Income	47,999.85
EXPENSES
Trading fees	4,182.16
Broker service fees	0.00
Incentive fees	8,576.41
Management fees	3,741.24

Total Expenses	16,499.81

Net Income (Loss)	$31,500.04

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	32,883.93708	$4,388,841.72	$133.46
Current month additions	0.00000	0.00
Current month redemptions	(1,538.59661)	(205,070.11)
Net income (loss) for current month		31,500.04	1.02

Net asset value, end of current month	31,345.34047	$4,215,271.65	$134.48

	Monthly rate of return		0.76%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                     /s/     S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - BALANCED SERIES - 3a

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$85,186.23
Unrealized trading gain (loss)	1,203,111.93
Less: Commissions	(27,849.53)
Less: Trading Fee paid to Managing Owner	(17,046.96)
Interest income	44,512.82

Total Income	1,287,914.49
EXPENSES
Broker service fees	0.00
Incentive fees	78,593.33
Management fees	143,363.38

Total Expenses	221,956.71

Net Income (Loss)	$1,065,957.78

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	164,743.56210	$26,539,670.66	$161.10
Current month additions	0.00000	0.00
Current month redemptions	(5,612.71082)	(931,201.76)
Net income (loss) for current month		1,065,957.78	6.53

Net asset value, end of current month	159,130.85132	$26,674,426.68	$167.63

	Monthly rate of return		4.05%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                     /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 3

THE FRONTIER FUND BALANCED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(11,701,267.10)
Unrealized trading gain (loss)	14,548,385.72
Less: Commissions	(321,116.63)
Less: Trading Fee paid to Managing Owner	(146,452.75)
Interest income	6,877.74

Total Income	2,386,426.98
EXPENSES
Trading fees	5,307.19
Broker service fees	424,113.53
Incentive fees	585,036.61
Management fees	204,622.63

Total Expenses	1,219,079.96

Net Income (Loss)	$1,167,347.02

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,736,204.55484	$233,251,789.04	$134.35
Current month additions	327.74698	41,630.49
Current month redemptions	(22,180.36531)	(2,919,443.80)
Net income (loss) for current month		1,167,347.02	0.71

Net asset value, end of current month	1,714,351.93653	$231,541,322.75	$135.06

	Monthly rate of return		0.53%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - BALANCED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$240,942.58
Unrealized trading gain (loss)	3,138,953.42
Less: Commissions	(73,438.59)
Less: Trading Fee paid to Managing Owner	(92,048.07)
Interest income	117,265.91

Total Income	3,331,675.25
EXPENSES
Trading fees	0.00
Broker service fees	38,689.46
Incentive fees	219,942.08
Management fees	297,879.67

Total Expenses	556,511.21

Net Income (Loss)	$2,775,164.04

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	492,319.80755	$68,875,375.75	$139.90
Current month additions	4,849.21019	611,561.00
Current month redemptions	(9,675.13753)	(1,445,033.88)
Net income (loss) for current month		2,775,164.04	5.37

Net asset value, end of current month	487,493.88030	$70,817,066.91	$145.27

	Monthly rate of return		3.84%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES